EXHIBIT 10.10

May 21, 2002

Mr. Steven Weinstein

772 Southhampton Drive

Palo Alto, CA  94303

Dear Steve:

It is a distinct pleasure to offer you the position of Senior Vice President and Chief Technology Officer for Vicinity Corporation (the “Company”).  In this capacity you will report to me and have a start date of June 3, 2002.

In accordance with current federal law, you will be asked on your first day to provide documentation proving your eligibility to work in the United States.

Upon commencement of your regular employment by the Company, you will be eligible for the comprehensive benefits package that we offer to our full time employees.  Additionally, you will accrue PTO (paid time off) at a rate of 13.32 hours per month  (4 weeks per year).  Details of this package will be reviewed with you in your orientation on your first day of employment.

Your starting annualized base salary will be $200,000 paid semi-monthly.  In addition to your base salary, you will be eligible to earn an annual performance bonus of up to 50% of your base salary paid in quarterly increments, based upon achievement of Company financial objectives as well as individual objectives set by the CEO.  For Q4 FY2002, your bonus will be guaranteed and pro-rated against the actual salary paid during the quarter.

In addition to the above compensation you will be granted an option to purchase 300,000 shares of the Company’s common stock under the Company’s 2000 Equity Participation Plan.  The options will vest over four (4) years beginning on your date of hire with the first 25% vesting on the twelve month anniversary of your date of hire and 2.0833% of the remaining shares vesting on each of the next 36 monthly anniversary dates.  You will receive the grant on the day you start with the company and the exercise price will be the Nasdaq closing price the day before the grant.  Other details of the 2000 Equity Plan will be reviewed with you in your orientation on your first day of regular employment.

This letter does not constitute a guarantee of employment or a contract, and either you or the Company may terminate your employment with Vicinity Corporation at any time and for any reason.  This offer supersedes all prior offers, both verbal and written, and is valid through May 24, 2002.

Steve, we are very pleased to offer you this position, and I am sure that you will play a key role in the future of Vicinity Corporation.  Please confirm your acceptance of the offer by signing one copy of this letter and returning it to me.

Cordially,

/s/ CHARLES W. BERGER
Charles W. Berger
President and Chief Executive Officer

I have read and accept the above offer:

/s/ STEVEN WEINSTEIN
Steven Weinstein

cc:       Human Resources